                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 1-16431

                       Applied Graphics Technologies, Inc.
                       -----------------------------------
             (Exact name of registrant as specified in its charter)

                              450 West 33rd Street
                            New York, New York 10001
                                 (212) 716-6600

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, $0.01 par value per share
                     ---------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12(g)-4(a)(1)(i)         [X]         Rule 12h-3(b)(1)(ii)   [ ]
Rule 12(g)-4(a)(1)(ii)        [ ]         Rule 12h-3(b)(2)(i)    [ ]
Rule 12(g)-4(a)(2)(i)         [ ]         Rule 12h-3(b)(2)(ii)   [ ]
Rule 12(g)-4(a)(2)(ii)        [ ]         Rule 15d-6             [ ]
Rule 12h-3(b)(1)(i)           [X]

Approximate number of holders of record as of the certification or notice date: 1

      Pursuant to the requirements of the Securities Exchange Act of 1934, Applied Graphics Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October 10, 2003

                                  APPLIED GRAPHICS TECHNOLOGIES, INC.


                               By:  /s/ Joseph Vecchiolla
                                    -------------------------------------
                                    Joseph Vecchiolla
                                    President and Chief Operating Officer